NEWS RELEASE

 FOR IMMEDIATE RELEASE

      Aqua Acquisition Corporation
      Contact: Neil Lawrence Lane
      Telephone: (212) 753-2000
      Fax: (212) 753-9301


 AQUA ACQUISITION CORPORATION ANNOUNCES CONSUMMATION OF SECOND STEP MERGER WITH AQUA ALLIANCE INC.

      New York, New York -- August 23, 1999 -- Aqua Acquisition Corporation, an indirect wholly owned subsidiary of Vivendi, the world's largest environmental services provider and one of Europe's fastest-growing companies, today announced that, pursuant to an Agreement and Plan of Merger, dated as of July 9, 1999, by and among Aqua Acquisition, Vivendi and Aqua Alliance Inc. (AMEX: AAI), Aqua Acquisition has merged with and into Aqua Alliance Inc., becoming an indirect wholly owned subsidiary of Vivendi.

      Aqua Acquisition also announced that, as a result of the merger, any outstanding shares of Aqua Alliance common stock (other than shares for which appraisal is sought under applicable provisions of Delaware law) not previously purchased in the tender offer by Aqua Acquisition were converted into the right to receive the same $2.90 per share cash price paid in the tender offer. Within the next few days, ChaseMellon Shareholder Services, L.L.C., the Paying Agent for the tender offer, will mail to non-tendering stockholders, materials to be used to exchange Aqua Alliance stock certificates for such payment. In addition, any outstanding warrants to purchase common stock of Aqua Alliance not previously purchased in the tender offer will remain outstanding and will be converted into the right to exercise each such warrant at an exercise price of $2.50 in exchange for $2.90 in cash, without interest, in the manner provided by the terms of such warrant.

      Aqua Alliance Inc. is an integrated single source provider of services and solutions for the water, wastewater and hazardous waste remediation markets. Aqua Alliance, through its subsidiaries, provides a comprehensive range of services and technologies directed primarily at providing complete services for the operation, maintenance and management of water and wastewater treatment systems; engineering, design and construction of water and wastewater facilities; and the remediation of hazardous waste.

      Vivendi is a major player in Europe's communications and utilities industries. Vivendi has 235,000 employees, annual sales of about $35 billion and market capitalization of over $41 billion (Euro 38.0 billion).